Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

TAP US PRIVATE EQUITY FUND OF FUNDS

AGREEMENT made this 2nd day of April, 2026, by and between Tap US Private Equity Fund of Funds, a Delaware statutory trust (the “Fund”), and Tap Capital LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to the Fund and the Investment Manager is willing to render such services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Investment Manager to act as Investment Manager to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Investment Manager may provide such other additional services to the Fund as reasonably requested by the Fund and agreed to by the Investment Manager, including preparing and reviewing the Fund’s registration statements and any amendments and supplements thereto, preparation and review of materials for the Board of Trustees (the “Board”) and Board committee meetings, preparation and review of Fund shareholder reports, proxy statements, and other applicable regulatory reports and communications, and the provision of the Investment Manager’s employees to act as officers of the Fund as agreed with the Board from time to time.

2. DUTIES AND AUTHORITIES OF INVESTMENT MANAGER. The Fund employs the Investment Manager to furnish and manage a continuous investment program for the Fund. The Investment Manager will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Investment Manager’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Investment Manager’s discharge of the foregoing responsibilities.

The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with the objectives, policies, and limitations for the Fund set forth in the Fund’s current registration statement and applicable laws and regulations. The Investment Manager also agrees to comply with (a) any policies, guidelines, instructions and procedures approved by the Board, and (b) any future amendments or supplements to the Fund’s registration statement that, in each case, are provided, in writing, to the Investment Manager with reasonable notice prior to implementation.

The Investment Manager shall have the power to carry out any and all of the objectives and purposes of the Fund, as described in the Fund’s Prospectus and Statement of Additional Information, and to perform all acts and enter into and perform all contracts and other undertakings on behalf of the Fund.

3. FUND TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution” under the particular circumstances of each transaction taking into account such factors as the Investment Manager deems relevant and considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Investment Manager will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request. In connection with the investment and reinvestment of the assets of the Fund, the Investment Manager is authorized to execute for the Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with brokers, dealers or futures commission merchants and other trading counterparties, including, but not limited to, ISDA agreements, and in connection with the rights and powers granted to the Investment Manager under Section 2 of this Agreement, as well as, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures, to do such other things necessary or incidental to the furtherance or conduct of the Fund’s purchases, sales or other transactions.

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

On occasions when the Investment Manager deems the purchase or sale of an investment, security or futures contract or options thereon to be in the best interest of the Fund as well as other clients of the Investment Manager, the Investment Manager may, to the extent permitted by applicable law and regulations, aggregate the order to be sold or purchased. In such event, the Investment Manager will allocate investments, securities or futures contracts or options thereon so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Manager reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

The Investment Manager or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Investment Manager seek to obtain best execution under the circumstances for the transaction; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; and (d) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Investment Manager under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Investment Manager or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Investment Manager’s fees for services under this Agreement.

All securities and other property of the Fund shall remain in the direct or indirect custody of the Fund’s custodian except as otherwise authorized by the Board.

4. EXPENSES

(a)     With respect to the operation of the Fund, the Investment Manager shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to perform its obligations hereunder; (ii) the expenses of printing and distributing extra copies of the Fund’s Prospectus, Statement of Additional Information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to investors ; (iii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Investment Manager and attendance at required annual Board meeting; (iv) the costs associated with any supplements to the Fund’s registration statement created at the Investment Manager’s request; and (v) any costs of liquidating or reorganizing the Fund (unless such cost is otherwise allocated by the Board).

(b)     The Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 4(a) above, including but not limited to: any fees and expenses in connection with forming the Fund, fees and expenses in connection with preparing the Fund for and conducting its initial public offering as well as any subsequent offerings it may undertake, including (a) legal and other expenses incurred in connection with the registration of the Fund as an investment company under the 1940 Act and the registration of the Fund’s shares under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of these shares, (b) accounting fees incurred in connection with Fund audits, including the initial audit of the Fund in connection with the initial public offering of the Fund’s shares, (c) paying filing fees and other fees associated with the filing of a registration statement for the registration of shares, including notice filing fees paid to state officials, and (d) paying exchange listing fees; all costs, fees and expenses reasonably incurred in connection with the operation of the Fund such as direct and indirect expenses related to the purchasing, monitoring, identifying, evaluating, investigating, negotiating, acquiring, holding, operating and selling of investments (whether or not such investments are consummated), investment structuring (including forming and maintaining subsidiary investment vehicles) whether or not such investments are consummated, corporate actions, round-trip travel, lodging, meals and other incidentals associated with the due diligence and monitoring activities and enforcing the Fund’s rights in respect of the Fund investments; quotation or valuation expenses; investment banking and appraisal costs, expenses related to other third-party service providers, the investment management fee and the administration fee; brokerage commissions; all principal, interest, fees, expenses and any other amounts incurred in connection with borrowings, financings, guarantees, hedging or derivative transactions, or the provision of security interests or other collateral (including, if applicable, fees and expenses of lender’s counsel associated with such transactions, including for review of side letters); professional fees (including, without limitation, expenses of consultants, experts and specialists); research expenses; fees and expenses of outside tax or legal counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign counsel; accounting, auditing and tax preparation expenses; fees and expenses in connection with any repurchases or redemptions of Shares; taxes and governmental fees (including tax preparation fees); fees and expenses of any custodian, sub-custodian, transfer agent, and registrar, and any other agent of the Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions with any custodian or other agent engaged by the Fund, as applicable; bank service fees; all unreimbursed expenses incurred in connection with the collection of amounts due to the Fund from any person or entity; expenses relating to the use of third-party vendors and service providers for establishing, developing, improving, populating or maintaining information technology, infrastructure or other similar or related systems (including software, databases and cloud-based services or products) to be used by or for the benefit of the Fund; costs and expenses relating to any amendment of the Agreement and Declaration of Trust or other organizational documents of the Fund; expenses of preparing, amending, printing, and distributing the Prospectus, statement of additional information, and any other sales material (and any supplements or amendments thereto), reports, notices, websites, other communications to shareholders, and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of shareholders’ meetings, including the solicitation of proxies in connection therewith; expenses of corporate data processing and related services; shareholder recordkeeping and account services, fees, and disbursements; expenses relating to investor and public relations; fees and expenses of the members of the Board who are not employees of the Investment Manager or its affiliates; insurance premiums; Extraordinary Expenses (as defined below); and all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund. The Fund may need to sell Fund investments to pay fees and expenses, which could cause the Fund to realize taxable gains. “Extraordinary Expenses” means all expenses incurred by the Fund, as applicable, that are distinguished by their unusual nature and by the infrequency of their occurrence, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the rights against any person or entity; costs and expenses for indemnification or contribution payable to any person or entity; expenses of a reorganization, restructuring or merger, as applicable; expenses of holding, or soliciting proxies for, a meeting of shareholders (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.

(c)     The Investment Manager may voluntarily or contractually absorb certain Fund expenses.

(d)     To the extent the Investment Manager incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Investment Manager for such costs and expenses, except to the extent the Investment Manager has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Investment Manager, the Investment Manager shall be entitled to recover costs from the Fund to the extent of the Investment Manager’s actual costs for providing such services. In determining the Investment Manager’s actual costs, the Investment Manager may take into account an allocated portion of the salaries and overhead of personnel performing such services.

5. COMPENSATION OF THE INVESTMENT MANAGER. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Investment Manager a fee in an amount equal to an annualized rate of 2.00% of the Fund’s average daily gross assets up to $100 million, and 1.50% of the Fund’s average daily gross assets at or in excess of $100 million, calculated and accrued monthly based on the Fund’s average daily gross assets for the applicable month and payable monthly in arrears at the end of each calendar month. “Gross assets” includes assets purchased with borrowed amounts. In the case of a partial month, compensation will be based on the number of days during the quarter in which the Investment Manager provided services to the Fund.  The Investment Manager may, in its discretion and from time to time, reduce any portion of the compensation due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

6. BOOKS AND RECORDS. The Investment Manager shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Investment Manager to supply to the Fund or its Board the information required to be supplied under this Agreement. The Investment Manager will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Manager on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request; provided that the Investment Manager may make and retain copies of such records.

7. STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION OF INVESTMENT MANAGER.

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Investment Manager and any partner, member, manager, director, officer or employee of the Investment Manager, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Manager or any affiliate of the Investment Manager, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) The Fund shall indemnify, to the fullest extent permitted by law, the Investment Manager, or any partner, member, manager, officer or employee of the Investment Manager, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives (each such person being an “Indemnitee”), against any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) to which the person may be liable that arises or results from this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(c) The Investment Manager shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liability to which the person may be liable that results from the Investment Manager’s willful misfeasance, bad faith, or gross negligence in connection with the performance of the Investment Manager’s obligations under this Agreement, or from the Investment Manager’s reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

9. PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Investment Manager are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Fund as an interest holder or otherwise.

10. AUTHORITY; NO CONFLICT. The Investment Manager represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

11. FUND REPRESENTATIONS: The Fund represents, warrants and agrees that it: (a) has all requisite power and authority to enter into and perform its obligations under this Agreement; (b) has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and has furnished to the Investment Manager copies of each of the following documents: (i) the governing documents of the Fund; (ii) the resolutions of the Board approving the engagement of the Investment Manager as investment adviser of the Fund and approving this Agreement; and (iii) current copies of the Fund’s Prospectus and Statement of Additional Information. The Fund shall furnish the Investment Manager from time to time with copies of all material amendments of or material supplements to each of the foregoing, if any, with reasonable notice prior to implementation.

12. LICENSE OF INVESTMENT MANAGER’S NAME. The Investment Manager grants to the Fund a license to use the name “Tap” (the “Name”) as part of the name of the Fund. The foregoing authorization by the Investment Manager to the Fund to use the Name as part of the name of the Fund is not exclusive of the right of the Investment Manager itself to use, or to authorize others to use, the Name. The Fund acknowledges and agrees that, as between the Fund and the Investment Manager, the Investment Manager has the right to use, or authorize others to use, the Name. The Fund shall (1) only use the Name in a manner consistent with uses approved by the Investment Manager; (2) adhere to such specific quality control standards as the Investment Manager may from time to time promulgate; and (3) protect the reputation and goodwill of the Name. The Fund acknowledges that the Name and the trademark associated therewith are the valuable property of the Investment Manager or its affiliates. The Fund will (a) submit to the Investment Manager for review and preapproval prior to use any promotional materials using the Name if and when the Investment Manager notifies the Fund in writing that such review and preapproval is required; and (b) change the name of the Fund within one month of its receipt of the Investment Manager’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of the Fund; provided, however, that to the extent required by law, regulation or regulatory guidance, the Fund may continue to make reference to the prior name of the Fund in its prospectuses, regulatory filings, marketing materials and similar documents and the Fund may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Fund had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund. If the Fund makes any unauthorized use of the Name or the Investment Manager’s derivatives, logos, trademarks, or service marks or trade names, the Fund acknowledges that the Investment Manager shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Investment Manager shall be entitled to injunctive relief, as well as any other remedy available under law.

13. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until April 2, 2028 and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Investment Manager, or by the Investment Manager at any time, without the payment of any penalty, on 60 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 13, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

14. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Tap Capital LLC

Attn: Jeff Leathers

One World Trade Center, 85th Floor

Telephone: (212) 229-6098

If to the Fund:

Tap US Private Equity Fund of Funds

c/o Jeff Leathers

One World Trade Center, 85th Floor

New York, NY 10007

Telephone: (212) 229-6098

15. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

17. AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

18. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. TRACK RECORD. Notwithstanding anything else to the contrary herein, the Investment Manager shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Investment Manager shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

20. MISCELLANEOUS. Where the effect of a requirement of the 1940 Act or the Advisers reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21. NO THIRD PARTY BENEFICIARIES. The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an Indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and effective as of the day and year first written above.

TAP US PRIVATE EQUITY FUND OF FUNDS

By:	/s/ Jeff Leathers
Title:	President

Tap Capital LLC

By:	/s/ Jeff Leathers
Title:	CEO